                               EXHIBIT 99(A)(I)
                                   OFFER BY
                           MATEWAN BANCSHARES, INC.

 TO PURCHASE FOR CASH UP TO 114,500 SHARES OF ITS CONVERTIBLE PREFERRED STOCK,
   SERIES A, 7.5%, AT A PURCHASE PRICE NOT IN EXCESS OF $26.50 NOR LESS THAN
                               $24.00 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
    YORK CITY TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

  Matewan BancShares, Inc., a Delaware corporation (the "Company"), hereby invites its shareholders to tender up to 114,500 shares of its Convertible Preferred Stock, Series A, 7.5%, $1.00 par value (the "Shares"), to the Company at prices, not in excess of $26.50 nor less than $24.00 per Share, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $26.50 nor less than $24.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a Purchase Price that will enable it to purchase 114,500 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share) pursuant to the Offer. Each shareholder who has properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the shareholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer. In the event that prior to 5:00 p.m., New York City time, on Friday, May 30, 1997, or at such later time and date to which the Offer may be extended by the Company, a greater number of Shares are properly tendered and not withdrawn at or below the Purchase Price than will be accepted for purchase by the Company, the Company will accept Shares for purchase first from Shares properly tendered at or below the Purchase Price by any shareholder who beneficially held, as of the close of business on April 29, 1997, fewer than 100 Shares ("Odd Lot Holder") and who tenders all Shares beneficially owned by such Odd Lot Holder and then from all other Shares tendered at or below the Purchase Price on a pro rata basis. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned. The Company reserves the right, in its sole discretion, to purchase more than 114,500 Shares pursuant to the Offer, but has no current intention to do so.

  THE OFFER IS CONDITIONED UPON A MINIMUM OF 100,000 SHARES BEING PROPERLY TENDERED AND NOT WITHDRAWN; HOWEVER, THE COMPANY RESERVES THE RIGHT BUT WILL NOT BE OBLIGATED TO PURCHASE A LESSER NUMBER OF SHARES IF THE MINIMUM NUMBER OF SHARES ARE NOT PROPERLY TENDERED.

  The Shares are traded on the NASDAQ Small-Cap Market System ("NASDAQ") under the symbol MATEP. On April 29, 1997, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on NASDAQ was $24.875. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 6.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHARE HOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

  The Offer does not constitute a notice of redemption of the Shares pursuant to the Company's Articles of Incorporation or the Certificate of Designation dated February 28, 1996 (the "Certificate of Designation"), nor does the Company intend to effect such a redemption by making the Offer. Shareholders can make their own investment decision as to whether or not to tender the Shares. In making such investment decsions, shareholders should review carefully the information under the heading "Price Range of Shares; Dividends".

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and all other required documents to Harris Trust Company of New York (the "Depositary") and either deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 2, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if they desire to tender such Shares.

  Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

  SHAREHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES IN ORDER TO EFFECT A VALID TENDER OF THEIR SHARES.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is

                           Wheat First Butcher Singer

             THE DATE OF THIS OFFER TO PURCHASE IS APRIL 30, 1997.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----
TABLE OF CONTENTS.........................................................   i
SUMMARY................................................................... S-1
INTRODUCTION..............................................................   1
THE OFFER.................................................................   2
  1. Number of Shares; Proration..........................................   2
  2. Procedure for Tendering Shares.......................................   4
  3. Withdrawal Rights....................................................   6
  4. Acceptance for Payment and Payment for Shares........................   6
  5. Certain Conditions of the Offer......................................   7
  6. Price Range of Shares; Dividends.....................................   8
  7. Background and Purpose of the Offer; Certain Effects of the Offer....   9
  8. Source and Amount of Funds...........................................  11
  9. Certain Information Concerning the Company...........................  11
 10. Interest of Directors and Officers; Transactions and Arrangements
     Concerning the Shares................................................  14
 11. Certain Legal Matters; Regulatory Approvals..........................  14
 12. Certain Federal Income Tax Consequences..............................  14
 13. Extension of the Offer; Termination; Amendments......................  17
 14. Fees and Expenses....................................................  17
 15. Miscellaneous........................................................  18
GLOSSARY.................................................................. G-1

                                    SUMMARY

  This general summary is solely for the convenience of the shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price.......  The Company will select a single Purchase Price which will be not more than $26.50 nor less than $24.00 per Share. All Shares tendered at or below the Purchase Price will be purchased by the Company at the Purchase Price, subject to proration, up to a maximum of 114,500 Shares. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the price (not more than $26.50 nor less than $24.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to
Be Purchased.........
                       114,500 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share). The Company reserves the right, in its sole discretion, to purchase more than 114,500 Shares. See Section 1.

Amount of Shares.....  Each shareholder may tender all or any portion of the
                       Shares owned by such shareholder.

Conditions of the      The Offer is subject to the Minimum Number of Shares
Offer................  being tendered and is further subject to certain customary conditions, any or all of which may be waived by the Company. See Section 5.

Dividends............  All holders of the Shares will be paid the dividend to be declared as of June 1, 1997. Thereafter, Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof). See Section 6.

How to Tender          See the following page and Section 2. Shareholders with
Shares...............  questions may call the Information Agent, the Dealer
                       Manager, or the Depositary, or consult your broker for assistance.

Brokerage              None.
Commissions..........

Stock Transfer Tax...  None, if payment is made to the registered holder.

Expiration Date......  The Offer will expire at 5:00 P.M., New York City time, on May 30, 1997, unless extended by the Company.

Payment and
Proration Dates......
                       As soon as practicable after the Expiration Date.

Position of the
Company and its
Directors............
                       Neither the Company nor its Board of Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights....  Tendered Shares may be withdrawn at any time until 5:00
                       P.M., New York City time, on May 30, 1997, unless the Offer is extended by the Company or if not accepted for payment after the expiration of 40 business days after commencement of the Offer. See Section 2.

Odd Lots.............
                       Shareholders who owned fewer than 100 Shares as of April 29, 1997, and who tender all such Shares at or below the Purchase Price and who check the Box labelled "Odd Lots," on the Letter of Transmittal will have their Shares accepted before other tendered Shares. By accepting the Offer, such an Odd Lot Holder would not only avoid brokerage commissions but also would avoid any discounts to the market price typically charged by brokers for executing odd lot trades.

Further Developments
Regarding the Offer..
                       Call the Information Agent or the Dealer Manager, or consult your broker. Please see below and the back cover for the address and telephone numbers of the Dealer Manager and the Information Agent.

Glossary.............  Several defined terms are used throughout the Offer. A glossary of selected terms appears at the end of this Offer to Purchase.

Summary Instructions
for Tendering........
                       If you hold Share certificates and wish to tender those Shares, you must complete the Letter of Transmittal as follows:

                       . List the certificates and the number of Shares that
                         you are tendering.

                       . Check the box specifying the price at which you are
                         tendering.

                       . If you want, give us special payment instructions.

                       . If you want, give us special delivery instructions.

                       . If you are an Odd Lot Holder who is tendering all
                         your Shares, complete the box labelled "Odd Lots."

                       . If you want to make a conditional tender of Shares,
                         complete the box so labelled.

                       . If your Shares are being delivered by book-entry or
                         your certificates are being delivered pursuant to a Notice of Guaranteed Delivery, complete that portion of the Transmittal.

                       . Complete a substitute Form W-9 to certify your tax
                         identification number.

                       . Sign the Letter of Transmittal (in certain
                         circumstances, signatures must be guaranteed).

                       You must deliver your Share certificate(s) and the Letter of Transmittal to the Depositary or comply with one of the alternate delivery methods. See Section 2.

                       These documents must be received by the Depositary, Harris Trust Company of New York, no later than 5:00 P.M., New York City time, on Friday, May 30, 1997.

                       Please see Section 2 and the Letter of Transmittal for more details about how to tender Shares.

Important Numbers....  For information, please call:

                       Information Agent (D.F. King & Co., Inc.):
                          (800) 290-6427 (Toll Free); or
                          (212) 269-5550 (Collect)

                       Dealer Manager (Wheat First Butcher Singer):
                          (800) 999-4328 (Toll Free); or
                          (804) 649-2311 (Collect)

To: The Holders of Convertible Preferred Stock, Series A, 7.5%, $1.00 Par
    Value, of Matewan BancShares, Inc.

                                 INTRODUCTION

  Matewan BancShares, Inc., a Delaware corporation (the "Company"), hereby invites its shareholders to tender shares of its Convertible Preferred Stock, Series A, 7.5%, $1.00 par value (the "Shares"), to the Company at prices, not in excess of $26.50 nor less than $24.00 per Share, specified by such shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not in excess of $26.50 nor less than $24.00 per Share) (the "Purchase Price") that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a Purchase Price that will enable it to purchase 114,500 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share) pursuant to the Offer. The Company reserves the right, in its sole discretion, to purchase more than 114,500 Shares pursuant to the Offer, but has no current intention to do so. The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources.

  THE OFFER IS CONDITIONED UPON A MINIMUM OF 100,000 SHARES BEING PROPERLY TENDERED AND NOT WITHDRAWN; HOWEVER, THE COMPANY RESERVES THE RIGHT, BUT WILL NOT BE OBLIGATED, TO PURCHASE A LESSER NUMBER OF SHARES IF THE MINIMUM NUMBER OF SHARES ARE NOT PROPERLY TENDERED.

  All shareholders who have properly tendered and not withdrawn their Shares at prices at or below the Purchase Price will receive the Purchase Price, net to the shareholder in cash, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to odd lots, proration and conditional tenders described herein. If, prior to the Expiration Date (as defined in Section 1), more than 114,500 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will accept Shares for purchase first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price. If any shareholder tenders Shares and does not wish to have such Shares purchased pursuant to the Offer subject to proration, such shareholder may tender Shares subject to the condition that at least a minimum designated number or none of such Shares be purchased in the event of proration. See Sections 1 and 2. The Company will return all Shares not purchased under the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. In addition, the Company will pay all fees and expenses of the Depositary and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE HIS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE.

  As of the close of business on April 29, 1997, there were 799,500 Shares outstanding. The 114,500 Shares that the Company is offering to purchase represent approximately 14.3% of the Shares outstanding on April 29, 1997. The Shares are listed on the NASDAQ Small-Cap Market System ("NASDAQ") under the symbol

MATEP. On April 29, 1997, the last full trading day prior to the announcement of the Offer, the closing per Share sales price was $24.875. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 6.

  Any Shares acquired by the Company pursuant to the Offer may become treasury Shares or may be canceled, in the sole discretion of the Company. Such Shares will be available for issuance by the Company without further shareholder action for general or other corporate purposes, including stock splits or dividends, acquisitions, the raising of additional capital for use in the Company's business and the implementation of employee benefit plans. The Company has no current plans for any such uses of such Shares.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 114,500 Shares, or such lesser number of Shares as are properly tendered at or prior to the Expiration Date (and not withdrawn in accordance with Section 3) at prices not in excess of $26.50 nor less than $24.00 per Share. The term "Expiration Date" means 5:00 p.m., New York City time, on May 30, 1997, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 13. If the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not in excess of $26.50 nor less than $24.00 per Share) that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select a single per Share Purchase Price that will allow it to purchase 114,500 Shares (or such lesser number of Shares as is properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share) pursuant to the Offer. In addition, the Company reserves the right, in its sole discretion, to purchase more than 114,500 Shares pursuant to the Offer, but does not currently plan to do so.

  If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  Each shareholder desiring to tender Shares must specify the price, not in excess of $26.50 nor less than $24.00 per Share, at which such shareholder is willing to have Shares purchased by the Company. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not in excess of $26.50 nor less than $24.00 per Share) that will allow it to purchase 114,500 Shares properly tendered and not withdrawn (or such lesser number of Shares as are properly tendered and not withdrawn). As promptly as practicable thereafter, the Company will publicly announce the Purchase Price, and upon the terms and subject to the conditions of the Offer (including the proration provisions described herein), all shareholders who have properly tendered and not withdrawn Shares at prices at or below the Purchase Price will receive the Purchase Price for all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

  If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is less than 100,000, the Company reserves the right, but is not obligated, to purchase at the Purchase Price all Shares so tendered, upon the terms and subject to the conditions of this Offer.

  If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price, and not withdrawn, is equal to or greater than 100,000 but less than or equal to 114,500 (or such greater number of Shares as the Company may elect to purchase pursuant to this Offer) the Company will, upon the terms and subject to the conditions of this Offer, purchase at the Purchase Price all Shares so tendered.

  If the number of Shares properly tendered by the Expiration Date at prices at or below the Purchase Price and not withdrawn are greater than 114,500 (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price 114,500 Shares (or such greater number of Shares) in the following order of priority: (i) Odd Lots (as hereinafter defined), (ii) Shares unconditionally tendered at or below the Purchase Price by the Expiration Date on a pro rata basis (with adjustments to avoid the purchase of fractional Shares), and (iii) Shares conditionally tendered at or below the Purchase Price by the Expiration Date selected by lot. See the discussion below for further information relating to conditional tenders of Shares.

  For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 2, by the Expiration Date at prices at or below the Purchase Price and not withdrawn, by or on behalf of shareholders ("Odd Lot Holders") who beneficially held, as of the close of business on April 29, 1997, fewer than 100 Shares. As set forth above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender at a price at or below the Purchase Price all Shares beneficially owned by the holder and must not make a conditional tender. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned free of proration must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts otherwise payable on a sale of their Shares.

  The Company reserves the right, but will not be obligated, to purchase all Shares properly tendered and not withdrawn by any shareholder who has so tendered all Shares owned beneficially or of record and as a result of any proration would then own an aggregate of fewer than 100 Shares. In addition, the Company reserves the right, but will not be obligated, to purchase in excess of 114,500 Shares pursuant to the Offer to avoid proration.

  As described in Section 12, the number of Shares that the Company will purchase from a shareholder may affect the federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. If any shareholder tenders Shares held by him and does not wish to have such Shares subject to proration before purchase, such shareholder may tender Shares subject to the condition that at least a designated minimum number or none of such Shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be tendered. Shareholders should consult their tax advisors with respect to the effects of proration of the Offer and the advisability of making a conditional tender. See Section 12.

  If as a result of proration the number of Shares to be purchased from any shareholder making a conditional tender is reduced below the minimum number specified by such shareholder, such tender will automatically be regarded as withdrawn, except as provided below, and all Shares tendered by such shareholder will be returned as promptly as practicable after the Expiration Date at the Company's expense. If so many conditional tenders are withdrawn that the total number of Shares available for purchase by the Company falls below the number of

Shares that the Company has determined to purchase pursuant to the Offer, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to enable the Company to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

2. PROCEDURE FOR TENDERING SHARES

  Proper Tender of Shares. To tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and either certificates for the Shares to be tendered must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Depositary), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed.

  In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares pursuant to the Offer must indicate, in the box captioned "Price (In Dollars) Per Share at which Shares Are Being Tendered" in the Letter of Transmittal, the price (in multiples of $.25) at which such Shares are being tendered. If a shareholder desires to tender Shares in separate lots at a different price for each lot, such shareholder must complete a separate Letter of Transmittal for each lot and price at which he is tendering Shares. The same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. In order to tender Shares properly, a price box, but only one price box, on each Letter of Transmittal must be checked.

  In addition, Odd Lot Holders who tender all their Shares must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1. Shareholders desiring to make a conditional tender of their Shares must complete the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with by the tendering shareholder. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the certificate (which term, for purposes of this Section 2, includes any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith, and payment is to be made directly to such registered holder, or if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

  Method of Delivery. The method of delivery of Shares and all other required documents is at the option and risk of the tendering shareholder. If certificates for Shares are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders are required to submit Form W-8 in order to avoid backup withholding.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantial in the form provided by the Company (indicating the price at which the Shares are being tendered) is received by the Depositary (as provided below) by the Expiration Date; and

  (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

  Tender Constitutes an Agreement. The proper tender of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer. It is a violation of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Shares for the person's own account unless the person so tendering owns such Shares. Section 10(b) and Rule 10b-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares to the Company pursuant to any of the procedures described herein will constitute a representation by such shareholder that (i) such shareholder has a net long position in Shares at least equal to the Shares being tendered, and (ii) the tender of such Shares complies with Rule 14e-4.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on May 30, 1997, or if not accepted for payment after the expiration of 40 business days after the commencement of the Offer (June 26, 1997).

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 2, the notice of withdrawal must specify the name and the number of the account at the applicable Book- Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time and receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them shall incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 2.

  If as a result of proration the number of Shares to be purchased from any shareholder making a conditional tender is reduced below the minimum number specified by such shareholder, such tender will automatically be regarded as withdrawn.

  If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the securities, promptly after the termination or withdrawal of the tender offer.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including proration), the Company will determine the Purchase Price (not in excess of $26.50 nor less than $24.00 per Share) that it will pay for properly tendered Shares, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and will accept for payment 114,500 Shares, or such lesser number of Shares, as provided in Section 1, as are properly tendered and not withdrawn at or below the Purchase Price, as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares tendered at or below the Purchase Price and not withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

  Payment for Shares accepted for payment pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Shares with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Company and transmitting such payments to tendering shareholders.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any such proration until approximately five trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained within such Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholder. Under no circumstances will interest be paid by the Company by reason of any delay in paying for any Shares or otherwise.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if Shares not tendered or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

  ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 2.

5. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the payment for, Shares tendered subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 30, 1997, but on or before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

  (a) There shall not have been properly tendered and not be withdrawn prior to the Expiration Date a minimum of 100,000 Shares; or

  (b) There shall have occurred (i) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of the Company, might affect the extension of credit by banks or other lending institutions,

(v) a decline in the last sales price of the Shares of more than 15% as reported on NASDAQ measured from the close of business on April 30, 1997; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that has or may have material adverse significance with respect to the Company's business, operations or prospects or the trading in the Shares, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies of more than 15%, measured from the close of business on April 30, 1997; or

  (c) There shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or regulatory or administrative agency, domestic or foreign, (i) challenging or seeking to make illegal, or delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares of the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, financial condition, income, operations or prospects of the Company or its subsidiaries taken as a whole or has or may materially impair the contemplated benefits of the Offer to the Company; or

  (d) There shall have been any action threatened, pending or taken or approval withheld or any statute, rule, regulation, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency, domestic or foreign, that, in the sole judgment of the Company might, directly or indirectly, result in any of the consequences referred to in clauses (i) or
(ii) of paragraph (b) above; or

  (e) A tender or exchange offer for some or all of the Shares (other than the Offer) or a proposal with respect to a merger, consolidation or other business combination with or involving the Company or any subsidiary shall have been proposed to be made or shall have been made by another person; or

  (f) Any entity, person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares; or

  (g) Any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, have or may have material adverse significance with respect to the Company or its subsidiaries.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the company concerning the events described in this Section shall be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS

  The Shares have been traded on the over-the-counter market, with transactions reported on the NASDAQ Small-Cap Market System ("NASDAQ") since their issuance in March 1996. The following table sets forth for the periods indicated the high and low sale prices per Share on NASDAQ as compiled from published financial sources.

                                                          PRICE RANGE
                                                           PER SHARE
                                                         ------------- DIVIDENDS
                                                          HIGH   LOW   PER SHARE
                                                         ------ ------ ---------
FISCAL 1996:
 First Quarter.......................................... $26.00 $25.00   $0.14
 Second Quarter......................................... $26.25 $24.00   $0.47
 Third Quarter.......................................... $26.00 $24.00   $0.47
 Fourth Quarter......................................... $25.75 $24.25   $0.47
FISCAL 1997:
 First Quarter.......................................... $25.25 $24.25   $0.47
 Second Quarter (through April 29, 1997)................ $25.25 $24.25   $ N/A

  On April 29, 1997, the last full trading day prior to the announcement of the Offer, the closing per Share sales price on NASDAQ was $24.875.

  Dividends on the Shares are payable as and when declared by the Board of Directors out of funds legally available therefor. Dividends accrue quarterly on March 1, June 1, September 1 and December 1 of each year. The dividend rate on the Shares is $0.47 per share per quarter. The amount of accrued but unpaid dividends on the Shares as of April 30, 1997, was approximately $247,845 in the aggregate, or approximately $0.31 per share.

  If the Offer is consummated, the Company will pay to tendering shareholders any accrued and unpaid dividends on the Shares accruing as June 1, 1997. Holders of Shares who do not participate in the Offer will not receive future quarterly dividends unless and until such dividends are declared by the Board of Directors.

  Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods (or any portion thereof).

  Pursuant to the Certificate of Designation, the Shares are not redeemable by the Company until three years after their issuance, or March 15, 2000, after which time the Shares may be redeemed by the Company for various prices, which decline each year. The redemption prices vary from $26.125 for the twelve-month period beginning on March 15, 2000, to $25.000 for the twelve-month period beginning on March 15, 2006 and thereafter. In addition, in the event of any voluntary or involuntary liquidation of the Company, the Shares are entitled to receive out of the assets of the Company available, liquidating distributions of $25.00, plus any accrued and unpaid dividends to but excluding the date of liquidation, and prior to any distribution is made to the holders of Company common stock or any other class of the Company's stock which is junior to the Shares, The Offer is not intended to constitute, and does not constitute, a redemption or liquidation, nor does the Company intend to effect a redemption or liquidation by making the Offer.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  The Board of Directors of the Company has concluded that the purchase of Shares pursuant to the Offer is a prudent use of the Company's financial resources. The Offer provides shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash at a price at or in excess of current market prices at the date the Offer was announced without the usual transaction costs associated with market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. In addition, the shareholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd-lot discounts payable on a sale of their Shares. Shareholders who determine not to accept the Offer will realize a proportionate increase in their equity interest in the Company if any Shares are purchased pursuant to the Offer.

  Over time, the Company's profitable operations have contributed to the growth of a capital base that exceeds all applicable regulatory standards and the amount of capital needed to support the Company's banking business. After evaluating a variety of alternatives to utilize more effectively its capital base and to attempt to maximize shareholder value, the Company's management and its Board of Directors believe that the purchase of Shares pursuant to the Offer is a positive action that is intended to accomplish the desired objectives. Other actions previously employed, including periodic repurchases of Shares and an increasing dividend payout ratio, have enhanced shareholder value, but capital remains at high levels, and this affects the Company's ability to produce desired returns for shareholders.

  The Offer is designed to restructure the Company's balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and Shares outstanding. Based upon the current market price of its Shares, the Company believes that purchase of the Shares is an attractive use of its funds. Following the purchase of the Shares, the Company believes funds provided by earnings combined with its other sources of liquidity will be fully adequate to meet its funding needs for the foreseeable future. Upon completion of the Offer, the Company expects that it and its wholly owned subsidiary banks, Matewan National Bank, Matewan National Bank/Kentucky and Matewan Bank, F.S.B., will continue to maintain the highest regulatory standard for capital, which is designated as "well capitalized", under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991.

  Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to Section 1 of the

Offer will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company. As noted above, the Company, following completion of the Offer, will maintain the highest regulatory capital ranking. Consequently, the Company believes that shareholders will not be subject to materially greater risk as a result of the reduction of the capital base.

  Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from the Company's purchase of Shares and the Company's ability to issue additional equity securities in the future. For shareholders who do not tender or who otherwise maintain an equity interest in the Company, the trading price of the Shares may increase as a result of the Offer. There is no assurance, however, that the purchase of Shares will achieve its objectives or that the Shares will trade at or above the price range being offered by the Company.

  In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction of the number of shareholders of record, the Company's costs for services to shareholders may be reduced. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment for any merger transaction for approximately the next two (2) years.

  Any Shares acquired by the Company pursuant to the Offer will become treasury Shares; provided, that the Company reserves the right to cancel such Shares if it later determines that such cancellation would be in the best interest of the Company and its shareholders. Such Shares, whether held in treasury or canceled, will be available for issuance by the Company without further shareholder action (except as required by applicable law or the rules of NASDAQ or any other exchange on which the Shares are listed) for general or other corporate purposes, including stock splits or dividends, acquisitions, the raising of additional capital for use in the Company's business and the implementation of employee benefit plans. The Company has no current plans for any such uses of such Shares.

  As of April 29, 1997, the Company had issued and outstanding 799,500 Shares. The 114,500 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 14.3% of the Shares then outstanding. As of March 1, 1997, all executive officers and directors of the Company as a group beneficially owned an aggregate of 30,812 Shares, or approximately 3.9% of the outstanding Shares. If the Company purchases 114,500 Shares pursuant to the Offer and no executive officer or director tenders Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 4.5% of the outstanding Shares.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDERS' SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that otherwise might trade publicly and may reduce the number of shareholders. Nonetheless, it is anticipated that there still will be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based upon published guidelines, the Company does not believe that the purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to cease to be listed on NASDAQ.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

  The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

  Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 of the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, the results of the Offer and general economic and market conditions.

8. SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 114,500 Shares pursuant to the Offer at a price not in excess of $26.50 nor less than $24.00 per Share, the cost to the Company (excluding fees and expenses related to the Offer) is estimated to be between $2,748,000 and $3,034,250. The Company expects to pay for the Shares tendered as a result of the Offer from its current assets, including cash and cash equivalents and marketable securities. As of December 31, 1996, the Company had $59,000 in cash and $3,766,000 in Investment Securities Available for Sale. The Company may sell its marketable securities to an affiliate under an agreement to repurchase in order to fund the Offer. The Company does not anticipate that additional funds from its subsidiaries will be necessary to complete the Offer, but to the extent that additional funds are required and any funds are necessary to continue the operations of the Company, the source of funds would be dividends from the Company's banking subsidiaries, Matewan National Bank ("Matewan"), Matewan National Bank/Kentucky ("Kentucky"), or Matewan Bank, F.S.B. ("Thrift"). These dividends are subject to the approval of each subsidiary's Board of Directors. In addition, dividends in excess of approximately $840,000 for Matewan and approximately $395,000 for Kentucky require prior approval of the Office of the Comptroller of the Currency, and dividends in excess of approximately $235,000 for Thrift require prior approval of the Office of Thrift Supervision.

9. CERTAIN INFORMATION CONCERNING THE COMPANY

  General. The Company is a corporation organized under the laws of the State of Delaware, with its principal executive offices located at Second Avenue and Vinson Street, Williamson, West Virginia.

  The Company is a bank holding company incorporated in 1984. The Company owns three subsidiary financial institutions: Matewan, Kentucky and the Thrift. The Company considers its general market area to be southern West Virginia, eastern Kentucky and western Virginia. More specifically, the Company has identified as its core market the thirteen (13) county area comprised of Mingo, Logan and Boone Counties in West Virginia, Pike, Floyd, Johnson, Martin and Letcher Counties in Kentucky, and Tazewell, Wise, Russell and Washington Counties in Virginia. As of December 31, 1996, the Company had consolidated assets of approximately $627 Million and shareholders' equity of approximately $67.5 Million.

  Summary Historical Financial Information. The following table sets forth certain summary consolidated historical financial information of the Company and its subsidiaries. The historical financial information at and for the fiscal years ended December 31, 1996, December 31, 1995, and December 31, 1994, has been summarized from the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. The following summary historical financial information should be read in conjunction with and is qualified in its entirety by reference to, such audited consolidated financial statements and their related notes and other financial information.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION
                     (IN 000'S, EXCEPT FOR PER SHARE DATA)

                                                     AT OR FOR THE FISCAL
                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
INCOME STATEMENT DATA
Interest Income.................................. $ 46,384  $ 32,442  $ 28,524
Interest Expense.................................   18,869    12,644    10,543
Net Interest Income..............................   27,515    19,798    17,981
Provision for Loan Losses........................    2,945     1,908     1,643
Noninterest Income...............................    4,699     3,302     2,802
Noninterest Expense..............................   19,100    12,989    11,259
Provision for Income Tax Expense.................    3,707     2,983     2,876
Preferred Stock Dividends........................    1,236       -0-       -0-
Net Income Available to Common Shareholders......    5,226     5,220     5,005
Net Income Per Share Available to Common
 Shareholders.................................... $   1.43  $   1.42  $   1.36
Dividends Declared and Paid Per Share............ $   0.44  $   0.38  $   0.31
BALANCE SHEET DATA
Assets........................................... $627,186  $401,034  $371,410
Earning Assets...................................  553,743   357,237   332,371
Investment Securities
 Available For Sale..............................   25,411    32,429    11,051
 Held to Maturity................................  122,569    73,299    98,930
Shareholders' Equity.............................   67,578    45,817    41,803
Book Value Per Common Share...................... $  13.44  $  12.49  $  11.40
Average Shares Outstanding.......................    3,664     3,668     3,668
SELECTED FINANCIAL RATIOS
Return on Average Assets.........................     1.15%     1.38%     1.40%
Return on Average Equity.........................    10.37%    12.09%    12.39%
Average Equity to Average Assets.................    11.10%    11.40%    11.27%
Net Interest Margin..............................     5.49%     5.78%     5.53%
Allowance for Loan Losses to Loans, Net of
 Unearned Income.................................     1.59%     1.28%     1.35%
Nonperforming Assets to Total Assets.............     1.01%     0.78%     0.67%
Net Chargeoffs to Average Loans..................     0.89%     0.84%     0.82%

  Pro Forma Financial Information. The following unaudited pro forma consolidated financial information sets forth historical information as adjusted to give affect to (i) the purchase of 114,500 Shares at $24.00 per Share, and (ii) the purchase of 114,500 Shares at $26.50 per Share. The pro forma adjustments assume that the purchases occurred for purposes of the consolidated statements of income as of the first day of the period and for purposes of the condensed consolidated balance sheet as of its date. See "NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." The pro forma information does not purport to be indicative of the results which may be obtained in the future or which would actually have been obtained had the transactions occurred during the periods indicated. The pro forma statements and accompanying notes should be read in conjunction with the audited financial statements and related notes set forth in the Company's Annual Report on Form 10-K for the year ended December, 31, 1996.

                   SELECTED PRO FORMA FINANCIAL INFORMATION
                     (IN 000'S, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                         AT OR FOR THE
                                                  YEAR ENDED DECEMBER 31, 1996
                                                 -------------------------------
                                                                 PRO FORMA
                                                            --------------------
                                                             114,500    114,500
                                                            SHARES AT  SHARES AT
                                                             $24.00     $26.50
                                                            PURCHASE   PURCHASE
                                                 HISTORICAL   PRICE      PRICE
                                                 ---------- ---------  ---------
INCOME STATEMENT DATA
Net Interest Income.............................  $ 27,515  $ 27,383   $ 27,369
Net Income Available to Common Shareholders.....     5,226     5,358      5,372
Net Income Per Share Available To Common
 Shareholders...................................  $   1.43  $   1.44   $   1.44
Average Number Of Shares........................     3,660     3,660      3,660
BALANCE SHEET DATA
Assets..........................................  $627,186  $624,438   $624,152
Shareholders' Equity............................    67,578    64,830     64,544
Shares Outstanding..............................     3,664     3,660      3,660
SELECTED FINANCIAL RATIOS
Return On Average Assets........................      1.15%     1.13%      1.13%
Return On Average Equity........................     10.37%    10.62%     10.65%
Average Equity To Average Assets................     11.10%    10.66%     10.62%

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) The pro forma financial information reflects the purchase of 114,500 Shares at $24.00 and $26.50 per Share, as appropriate.

(2) The balance sheet data gives effect to the purchase of Shares as of the balance sheet date. The income statement data gives effect to the purchase of Shares as of the beginning of each period presented.

(3) The funds used to purchase Shares were considered to have been obtained from sales of Investment Securities--Available for Sale, net of estimated tax effects. The income statement does not reflect a savings by the Company of state franchise tax as a result of reducing capital, expected by the Company to be approximately $572 annually, commencing in the year following such reduction of capital by the Company.

(4) The purchase of Shares was allocated to Convertible Preferred Stock at its $1.00 per Share par value, and the remainder of the Purchase Price was allocated to retained earnings.

(5) Costs incurred in connection with the Offer will be capitalized as part of the cost of the Shares purchased, and consequently no effect of the costs is reflected in the Pro Forma Financial Information.

  Additional Information. The Company is subject to the information requirement of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission: Northeast Regional Office, 7 Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

10. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

  Neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of the Company's or any of its subsidiaries' executive officers or directors or associates of any of the foregoing, has engaged in any transaction involving Shares during the period of forty (40) business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company, nor any subsidiary of the Company, nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to the Offer with any other person with respect to Shares. See Section 14. None of the Company or, to the Company's knowledge, its executive officers or directors has current plans or proposals which relate to or would result in any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any change in its current Board of Directors or management, any material change in its current dividend policy or indebtedness or capitalization, any other material change in its business or corporate structure, any material change in its Certificate of Incorporation or Bylaws, or causing a class of its equity securities to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, or the suspension of the Company's obligation to file reports pursuant to
Section 15(d) of the Exchange Act, or any actions similar to any of the foregoing.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The discussion below provides certain Federal income tax consequences of a sale of Shares pursuant to the Offer by a United States person (a United States citizen or resident alien, a domestic corporation, a domestic partnership or a domestic trust or estate). Certain shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. This discussion does not reflect any tax laws of any jurisdiction other than the Federal income tax laws of the United States. Each shareholder should consult his own tax advisor as to the particular tax consequences to him of a sale of Shares pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws.

  The sale of Shares pursuant to the Offer will be a taxable transaction for Federal income tax purposes. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a "sale or exchange" if the sale of Shares (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of all of the stock of the Corporation owned by the shareholder, or (c) is "not essentially equivalent to a dividend" with respect to the shareholder.

  The sale of Shares will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the shareholder satisfies the following three requirements:

  1. After the sale, the shareholder owns less than 50% of the total combined voting power of all classes of outstanding stock entitled to vote;

  2. The shareholder's percentage of the total outstanding voting stock immediately after the purchase is less than 80% of the shareholder's percentage of the total outstanding voting stock immediately before the purchase;

  3. The shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately after the purchase is less than 80% of the shareholder's percentage of outstanding common stock (whether voting or non-voting) immediately before the purchase.

  The sale of Shares will be deemed to result in a "complete redemption" if either (a) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer and the shareholder is eligible to waive (and effectively waives) constructive ownership of any other Shares under procedures described in Section 302 of the Code.

  The sale of Shares may be "not essentially equivalent to a dividend" if the sale results in "meaningful reduction" of the shareholder's proportionate interest in the Company. Whether the sale will be considered as "not essentially equivalent to a dividend" depends on the particular shareholder's facts and circumstances. Any shareholder intending to rely upon the "not essentially equivalent to a dividend" test should consult such shareholder's own tax advisor as to its application in the shareholder's particular situation.

  In determining whether any of the above tests is satisfied, a shareholder must take into account not only Shares which are actually owned by the shareholder, but also Shares which are constructively owned by the shareholder within the meaning of Section 318 of the Code.

  Under Section 318 a shareholder is deemed to own Shares actually owned, and in some cases constructively owned, by certain related individuals and entities. A shareholder is also deemed to own Shares which the shareholder has the right to acquire by exercise of an option or conversion or exchange of a security. An individual shareholder is considered to own Shares owned directly or indirectly by or for his spouse and his children, grandchildren and parents. In addition, a shareholder is considered to own a proportionate number of Shares owned by trust or estates in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner and by corporations in which the shareholder owns directly or indirectly 50% or more in value of the stock. Similarly, Shares directly or indirectly owned by beneficiaries of estates or trusts, by partners or partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities.

  If any of the above tests under Section 302 of the Code is satisfied, the shareholder will recognize a gain (or loss) in the amount by which the purchase price received by the shareholder pursuant to the Offer is greater (or less) than the shareholder's tax basis in the Shares sold. Recognized gain or loss will be capital gain or loss if the Shares are held as a capital asset.

  If none of the above tests under Section 302 is satisfied, the shareholder may be treated as having received a dividend in the amount of the cash received for the Shares sold pursuant to the Offer. In the case of a dividend, the shareholder's tax basis in the Shares sold will not reduce the amount of the dividend. The shareholder's tax basis in the Shares purchase pursuant to the Offer, however, will be added to such shareholder's tax basis in the remaining Shares that he or she owns if the purchase is treated as a dividend.

  Proration of the Offer, pursuant to which fewer than all of the Shares tendered may be purchased by the Company, could adversely affect a shareholder's ability to satisfy the above tests under Section 302 of the Code. An increase in the number of Shares purchased by the Company could also adversely affect a shareholder's ability to satisfy these tests. As described above, the Company may increase the total number of Shares accepted by up to 2% of the outstanding Shares without prior notice and without extending the tender period. See Section 1 for information regarding proration and conditional tenders and Section 3 for information concerning withdrawals. Shareholders are urged to consult their tax advisors with respect to the effects of proration or an increase in the number of Shares purchased by the Company and with respect to the advisability of making a conditional tender or a withdrawal of Shares.

  A shareholder will be considered as having received a payment for Shares tendered pursuant to the Offer at the time a payment is received by the Depositary as agent for the shareholder.

  In general, any income which is treated as a dividend received by a domestic corporation pursuant to the rules described above will be eligible for certain percentage dividends-received deductions under Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and the certain holding period requirements of Section 246 of the Code. Any amount treated as a dividend to a corporate shareholder may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Under Section 1059, a corporate shareholder must reduce the tax basis of its stock (but not below zero) by the portion of any "extraordinary dividend" which is deducted under the dividends-received deduction and, if such portion exceeds the shareholder's tax basis for the stock, must treat any such excess as additional gain on the subsequent sale or other disposition of such shares. Except as may otherwise be provided in regulations in the case of any redemption of stock which is not pro rata as to all shareholders, any amount treated as a dividend under the rules of
Section 302 is treated as an extraordinary dividend regardless of the shareholder's holding period or the amount of the dividend. Corporate shareholders should consult their own tax advisors particularly as to the application of Section 1059 to the Offer.

  If enacted into law as proposed, certain pending legislation would apply to corporate shareholders whose receipt of cash for Shares pursuant to the Offer is treated as a dividend. Under such legislation, (i) any excess of the portion of an extraordinary dividend not otherwise taxed because of the dividends-received deduction over the shareholder's tax basis in its remaining Shares generally would be taxable currently as gain on the sale of Shares and
(ii) if a redemption of Shares from a corporate shareholder pursuant to the Offer is treated as a dividend as a result of the shareholder's constructive ownership of other Shares that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the shareholder's basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. In addition, under proposed legislation that generally would be effective 30 days after enactment, (i) the percentage of dividends potentially qualifying for the dividends-received deduction would be reduced to 50%, and (ii) the holding-period requirements for the dividends-received deduction would be more difficult to satisfy. Corporate shareholders should consult their tax advisors as to the availability of the dividends-received deduction, the application of
Section 1059 of the Code, and the potential impact of the proposed legislation.

  The Depositary will be required to withhold 31% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either (a) the shareholder provides the shareholder's taxpayer identification number and certifies under penalties of perjury that such number is correct; (b) a shareholder certifies that he is awaiting a taxpayer identification number; or
(c) an exception applies under applicable law and regulations. Therefore, unless such an exception exists and is proved in a manner satisfactory to the Company and the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included in the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding.

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, at any time or from time to time before the Expiration Date, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not accepted for payment or withdrawn will remain subject to the Offer and may be accepted for payment by the Company.

  The Company also expressly reserves the right, in its sole discretion, (i) to delay payment for any Shares not theretofore paid for, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment upon the occurrence of any of the conditions specified in
Section 5, or (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares the Company may purchase pursuant to the Offer.

  Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) of the Exchange
Act), the Company shall have no obligation to publish, advertise or otherwise communication any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. The Company confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender Offer. If (i) the Company increases or decreases the price to be paid for Shares, or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

14. FEES AND EXPENSES

  Wheat First Butcher Singer ("Wheat First") has been retained by the Company to act as Dealer Manager in connection with the Offer. Wheat First will receive a fee for its services as Dealer Manager of $0.10 for each Share purchased pursuant to the Offer with a minimum of $5,000. The Company has also agreed to reimburse Wheat First for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify Wheat First against certain liabilities, including certain liabilities under the Federal securities laws. In addition to its services provided in connection with this Offer, Wheat First may perform certain advisory services for the Company on an ongoing basis for a fee.

  The Company has retained D.F. King & Co., Inc., to act as Information Agent, and Harris Trust Company of New York, to act as Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary will make solicitations or recommendations in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws.

  The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

15. MISCELLANEOUS

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its discretion, take such action as it may deem necessary, to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          Matewan BancShares, Inc.

April 30, 1997

                                   GLOSSARY

Book-Entry Transfer          The Depository Trust Company, 55 Water Street,
Facilities.                  New York, New York 10041, and Philadelphia
                             Depository Trust Company, 2000 Market Street,
                             Philadelphia, Pennsylvania 19103, collectively.

Code.                        The Internal Revenue Code of 1986, as amended.

Commission.                  The Securities and Exchange Commission.

Company. Matewan BancShares, Inc., Second Avenue and Vinson Street, P. O. Box 100, Williamson, West Virginia 25661.

Dealer Manager.              Wheat First Butcher Singer, Riverfront Plaza, 901
                             East Byrd Street, Richmond, Virginia 23219. The
                             Dealer Manager is available to answer questions regarding the Offer and the procedure for tendering Shares. You may call the Dealer Manager at (800) 999-4328 or (804) 649-2311 (Collect).

Depositary.                  Harris Trust Company of New York, 77 Water
                             Street, 4th Floor, New York, New York 10005. The
                             Depositary is available to answer questions regarding the Offer and the procedure for tendering Shares. You may call the Depositary at
                             (800) 245-7630 or (212) 701-7624.

Eligible Institution.        Any member firm of a registered national
                             securities exchange, member of the National
                             Association of Securities Dealers, Inc., a commercial bank, a trust company, a savings bank, a savings and loan association, or a credit union with membership in an approved signature guarantee program, having an office, branch or agency in the United States.

Exchange Act.                The Securities Exchange Act of 1934, as amended.

Expiration Date.             The time and date at which the Offer shall
                             expire, which shall be 5:00 P.M., New York City time, on May 30, 1997, unless extended by the Company.

Foreign Shareholder.         A shareholder that is not (i) a citizen or
                             resident of the United States, (ii) a
                             corporation, partnership or other entity created or organized in or under the laws of the United
                             States, any state or any political subdivision thereof, or (iii) any estate or trust, the income of which is subject to United States federal income taxation regardless of the source of such income.

Information Agent.           D.F. King & Co., Inc., 77 Water Street, 20th
                             Floor, New York, New York 10005. The Information
                             Agent is available to answer questions regarding the Offer and the procedure for tendering Shares.
                             You may call the Information Agent at (800) 290-
                             6427 (Toll-Free) or (212) 269-5550 (Collect).

Kentucky.                    Matewan National Bank/Kentucky, 334 Main Street,
                             Pikeville, Kentucky 41501.

Matewan.
                             Matewan National Bank, Second Avenue and Vinson Street, Williamson, West Virginia 25661.

OCC.                         The Office of the Comptroller of the Currency.

Odd Lots.                    All Shares properly tendered prior to the
                             Expiration Date at prices at or below the Purchase Price and not withdrawn by any Odd Lot
                             Holder.

Odd Lot Holder.              Any person who owned, beneficially or of record,
                             as of the close of business on April 29, 1997, an aggregate of fewer than 100 Shares (and so certifies in the appropriate place on the Letter of Transmittal and, if necessary, on the Notice of Guaranteed Delivery).

Offer. The Company's Offer to Purchase for cash 114,500 Shares of its Convertible Preferred Stock at a Purchase Price not in excess of $26.50 nor less than $24.00 per Share, together with the related Letter of Transmittal.

OTS.                         Office of Thrift Supervision.

Purchase Price.              The single per Share price, not in excess of
                             $26.50 nor less than $24.00 per Share, that the Company will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 114,500 Shares, or such shares as are properly tendered at prices not in excess of $26.50 nor less than $24.00 per Share.

Shares. Shares of Matewan BancShares, Inc. Convertible Preferred Stock, Series A, 7.5%, par value $1.00 per Share.

Thrift.                      Matewan Bank, F.S.B., 1086 North Mayo Trail,
                             Pikeville, Kentucky 41501.

                             LIST OF CERTAIN FORMS

Letter of Transmittal.       The blue form which accompanies this Offer to
                             Purchase. Shareholders wishing to tender Shares must complete, sign and return the Letter of Transmittal (and Share certificates, if applicable) to the Depositary by the Expiration
                             Date.

Notice of Guaranteed         The form for use if you desire to tender Shares,
Delivery.                    but cannot deliver your Share certificates to the
                             Depositary (or complete procedures for book-entry transfer) prior to the Expiration Date. Note that this document does require a signature guarantee by an Eligible Institution (such as your broker).

Transmittal Form.            The yellow form for use if you wish to tender
                             Shares held in "street" name by your broker. For such Shares, you must use the broker instruction letter, not the Letter of Transmittal.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each tendering shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                              The Depositary is:
                       Harris Trust Company of New York

      By Mail Delivery:                      By Overnight Courier: 77
      Wall Street Station                    Water Street, 4th Floor New
      P. O. Box 1023                         York, NY 10005
      New York, NY
      10268-1023



      By Hand Delivery:                     By Facsimile (for Eligible
      77 Water Street, 5th Floor            Institutions Receive Window Only):
      New York, NY 10005                      (212) 701-7636 or
                                              (212) 701-7637

                             For Information Call:

                                (800) 245-7630

                                      or

                                (212) 701-7624

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                           The Information Agent is:

  D.F. King & Co., Inc. 77 Water Street, 20th Floor New York, New York 10005
                         (212) 269-5500 (Call Collect)

                                      or

                         Call Toll-Free (800) 290-6427

                            The Dealer Manager is:

  Wheat First Butcher Singer Riverfront Plaza 901 East Byrd Street Richmond,
                 Virginia 23219 (804) 649-2311 (Call Collect)

                                      or

                         Call Toll-Free (800) 999-4328